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As filed with the Securities and Exchange Commission on April 2, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISTA MEDICAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0100303
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5451 Avenida Encinas, Suite A
Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)

VISTA MEDICAL TECHNOLOGIES, INC.
1997 STOCK OPTION/STOCK ISSUANCE PLAN
(Full title of the Plan)

John R. Lyon
Chief Executive Officer
Vista Medical Technologies, Inc.
5451 Avenida Encinas, Suite A
Carlsbad, California 92008
(Name and address of agent for service)
 (760) 603-9120
(Telephone number, including area code, of agent for service)

With Copies To:

Michael S. Kagnoff, Esq.
Brobeck, Phleger & Harrison LLP
12390 El Camino Real
San Diego, CA 92130
(858) 720-2500

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock (under 1997 Stock Option/Stock Issuance Plan)	187,500	$4.13(2)	$774,375(2)	$72.00

(1)
This registration statement shall also cover any additional shares of the registrant's common stock that become issuable under the 1997 Stock Option/Stock Issuance Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant's receipt of consideration that results in an increase in the number of the registrant's outstanding shares of common stock.

(2)
Estimated solely for purposes of this offering under Rule 457(c) and 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of the registrant's common stock on March 28, 2002, as reported on the Nasdaq Small Cap Market.

PART I

Information Required in the Section 10(a) Prospectus

        Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we have on file at the SEC's public reference rooms in Washington, DC; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until our offering is complete:

  (a)
  Our annual report on Form 10-K for the fiscal year ended December 31, 2001.

  (b)
  Our registration statement no. 000-22743 on Form 8-A filed with the SEC on June 24, 1997, in which there is described the terms, rights and provisions applicable to the Company's Common Stock, and any amendment or report filed for the purpose of updating any such description.

        All reports, definitive proxy or information statements and other documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered under this registration statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document which also is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

        A copy of any of the above documents will be furnished to each participant in the 1997 Stock Option/Stock Issuance Plan, without charge, upon written or oral request to the Corporate Secretary, Vista Medical Technologies, Inc., 5451 Avenida Encinas, Suite A, Carlsbad, California 92008, or upon telephoning the Company at (760) 603-9120.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        The validity of the shares of common stock offered under this registration statement will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California. Attorneys associated with Brobeck, Phleger & Harrison LLP own an aggregate of approximately 999 shares of our common stock.

Item 6. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits us to indemnify our directors and officers under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also permits us to purchase and maintain insurance on behalf of our directors and officers against any liability asserted against them and incurred by them arising out of their capacity or status as directors and officers, whether or not we would have the power to indemnify our directors and officers against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

        Article VII of the Restated Bylaws of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of an other corporation), shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Delaware General Corporation Law.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article V, Section A of our Second Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that the indemnification does not eliminate or limit the liability of a director for the following:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law; and

  •
  any transaction from which the director derived an improper personal benefit.

        Delaware law further provides that the permitted indemnification shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or disinterested directors or otherwise.

        The Company has entered into indemnification agreements with each of its officers and directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Stockholders. Reference is made to our Second Restated Certificate of Incorporation (filed as Exhibit 3.2 to our Form S-1 registration statement no. 333-22985 filed with the SEC on March 7, 1997, and incorporated herein by reference); our Certificate of Amendment of Second Restated Certificate of Incorporation (filed as Exhibit 3.1 to our quarterly report on Form 10-Q filed with the SEC on November 14, 2001, and incorporated herein by reference); our Restated Bylaws (filed as Exhibit 3.4 to our Form S-1 registration statement no. 333-22985 filed with the SEC on March 7, 1997, and incorporated herein by reference); our Form 8-A registration statement no. 000-22743 (filed with the SEC on June 24, 1997, and incorporated herein by reference); and our form of certificate for common stock (filed as Exhibit 4.1 to our registration statement on Form S-1/A filed with the SEC on June 25, 1997, and incorporated herein by reference).
5	Opinion and Consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to the signature page of this registration statement on Form S-8.
99.1	1997 Stock Option/Stock Issuance Plan, as amended on June 7, 2001.
99.2
Reference is made to our 1997 Stock Option/Stock Issuance Plan Form of Notice of Grant (filed as Exhibit 10.39 to our Form S-1 registration statement no. 333-22985 filed with the SEC on March 7, 1997, and incorporated herein by reference).
99.3
Reference is made to our 1997 Stock Option/Stock Issuance Plan Form of Stock Option Agreement (filed as Exhibit 10.40 to our Form S-1 registration statement no. 333-22985 filed with the SEC on March 7, 1997, and incorporated herein by reference).
99.4
Reference is made to our 1997 Stock Option/Stock Issuance Plan Form of Stock Purchase Agreement (filed as Exhibit 10.41 to our Form S-1/A registration statement no. 333-22985 filed with the SEC on May 6, 1997, and incorporated herein by reference).
99.5
Reference is made to our 1997 Stock Option/Stock Issuance Plan Form of Stock Issuance Agreement (filed as Exhibit 10.46 to our Form S-1 registration statement no. 333-22985 filed with the SEC on May 6, 1997, and incorporated herein by reference).

Item 9. Undertakings

A.
The undersigned registrant hereby undertakes:

        (1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement;

        (2)  that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Vista Medical Technologies, Inc. 1997 Stock Option/Stock Issuance Plan.

B.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California on this 1st day of April, 2002.

VISTA MEDICAL TECHNOLOGIES, INC.
By:	/s/ JOHN R. LYON John R. Lyon Chief Executive Officer

POWER OF ATTORNEY

        Each director and/or officer of Vista Medical Technologies, Inc. whose signature appears below constitutes and appoints John R. Lyon, Chief Executive Officer, and Stephen Gorgol, Chief Financial Officer, and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JOHN R. LYON John R. Lyon	Chief Executive Officer and Director (principal executive officer)	April 1, 2002
/s/ STEPHEN GORGOL Stephen Gorgol	Chief Financial Officer (principal financial and accounting officer)	April 1, 2002
/s/ JAMES C. BLAIR James C. Blair	Chairman of the Board and Director	April 1, 2002
/s/ NICHOLAS B. BINKLEY Nicholas B. Binkley	Director	April 1, 2002
/s/ DANIEL J. HOLLAND Daniel J. Holland	Director	April 1, 2002
/s/ LARRY M. OSTERINK Larry M. Osterink	Director	April 1, 2002
/s/ GEORGE B. DEHUFF George B. DeHuff	Director	April 1, 2002

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Stockholders. Reference is made to our Second Restated Certificate of Incorporation (filed as Exhibit 3.2 to our Form S-1 registration statement no. 333-22985 filed with the SEC on March 7, 1997, and incorporated herein by reference); our Certificate of Amendment of Second Restated Certificate of Incorporation (filed as Exhibit 3.1 to our quarterly report on Form 10-Q filed with the SEC on November 14, 2001, and incorporated herein by reference); our Restated Bylaws (filed as Exhibit 3.4 to our Form S-1 registration statement no. 333-22985 filed with the SEC on March 7, 1997, and incorporated herein by reference); our Form 8-A registration statement no. 000-22743 (filed with the SEC on June 24, 1997, and incorporated herein by reference); and our form of certificate for common stock (filed as Exhibit 4.1 to our registration statement on Form S-1/A filed with the SEC on June 25, 1997, and incorporated herein by reference).
5	Opinion and Consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.
24	Power of Attorney. Reference is made to the signature page of this registration statement on Form S-8.
99.1	1997 Stock Option/Stock Issuance Plan, as amended on June 7, 2001.
99.2
Reference is made to our 1997 Stock Option/Stock Issuance Plan Form of Notice of Grant (filed as Exhibit 10.39 to our Form S-1 registration statement no. 333-22985 filed with the SEC on March 7, 1997, and incorporated herein by reference).
99.3
Reference is made to our 1997 Stock Option/Stock Issuance Plan Form of Stock Option Agreement (filed as Exhibit 10.40 to our Form S-1 registration statement no. 333-22985 filed with the SEC on March 7, 1997, and incorporated herein by reference).
99.4
Reference is made to our 1997 Stock Option/Stock Issuance Plan Form of Stock Purchase Agreement (filed as Exhibit 10.41 to our Form S-1/A registration statement no. 333-22985 filed with the SEC on May 6, 1997, and incorporated herein by reference).
99.5
Reference is made to our 1997 Stock Option/Stock Issuance Plan Form of Stock Issuance Agreement (filed as Exhibit 10.46 to our Form S-1 registration statement no. 333-22985 filed with the SEC on May 6, 1997, and incorporated herein by reference).

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PART I Information Required in the Section 10(a) Prospectus
WHERE YOU CAN FIND MORE INFORMATION
PART II Information Required in the Registration Statement
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX